Exhibit 99.2
Holly Energy Partners Declares Distribution
Increases quarterly distribution 4.3% to $0.60 per unit
DALLAS, TX, October 28, 2005 — Holly Energy Partners, L.P. (NYSE:HEP) announced today declaration of its cash distribution for the third quarter of 2005 of $0.60 per unit, to be paid November 14, 2005 to unit holders of record November 7, 2005. This distribution represents an increase of $0.025 per unit, or 4.3%, over the partnership’s previous quarterly distribution, and is at a per unit rate that is 20% above the partnership’s distribution for the fourth quarter of 2004 ($0.50 per unit distributed in February 2005).
The partnership plans to announce results for the quarter ended September 30, 2005 on October 31, 2005 before the opening of trading on the NYSE. A conference call has been scheduled later that morning at 10:00AM EDT to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is 1346971. For those who would like to listen to this call via the internet, you may access the call at:
http://audioevent.mshow.com/256723/
Additionally, listeners may replay this call approximately two hours after the call concludes by dialing (800) 642-1687. Enter Conference ID: 1346971. This audio archive will be available through November 14, 2005.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555